TRANSAMERICA CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                    Three months ended March 31,
                                                          1998           1997
                                                    (Dollar amounts in millions)

Fixed charges:
     Interest and debt expense                         $   122.7     $   104.9
     One-third of rental expense                             8.7           9.0
     Dividends declared on preferred
         securities issued by affiliates                    13.6          14.1
                                                       ---------     ---------
         Total                                         $   145.0     $   128.0
                                                       =========     =========

Earnings:
     Net income                                        $   169.4     $   153.7
     Provision for income taxes                             41.4          75.2
     Fixed charges                                         145.0         127.9
                                                       ---------     ---------
         Total                                         $   355.8     $   356.8
                                                       =========     =========

Ratio of earnings to fixed charges                          2.45          2.79
                                                       =========     =========